STAR BULK ANNOUNCES ADDITION OF NEW MEMBER TO ITS BOARD OF DIRECTORS

ATHENS, GREECE, October 3, 2025 - ATHENS, GREECE, October 3 2025 – Star Bulk Carriers Corp. (the “Company” or “Star Bulk”) (Nasdaq: SBLK), a global shipping company focusing on the transportation of dry bulk cargoes, announced today that Mr. Mikkel Storm Weum was appointed to the Company’s Board of Directors to serve as a Class B director. Mr. Weum is an Investment Director in Seatankers Management Norway AS and also serves on the board of NYSE listed FLEX LNG Ltd.

About Star Bulk

Star Bulk is a global shipping company providing worldwide seaborne transportation solutions in the dry bulk sector. Star Bulk’s vessels transport major bulks, which include iron ore, minerals and grain, and minor bulks, which include bauxite, fertilizers and steel products. Star Bulk was incorporated in the Marshall Islands on December 13, 2006 and maintains executive offices in Athens, New York, Stamford and Singapore. Its common stock trades on the Nasdaq Global Select Market under the symbol “SBLK”. As of the date of this release on a fully delivered basis and as adjusted for the delivery of a) the vessels agreed to be sold and b) the five firm Kamsarmax vessels currently under construction, we own a fleet of 142 vessels, with an aggregate capacity of 14.2 million dwt consisting of 17 Newcastlemax, 15 Capesize, 1 Mini Capesize, 7 Post Panamax, 42 Kamsarmax, 1 Panamax, 48 Ultramax and 11 Supramax vessels with carrying capacities between 55,569 dwt and 209,537 dwt.

In addition, in November 2021, we took delivery of the Capesize vessel Star Shibumi, under a seven-year charter-in arrangement and in 2024, we took delivery of the vessels Star Voyager, Star Explorer, Stargazer, Star Earendel, Star Illusion and Star Thetis, each subject to a seven-year charter-in arrangement.

Contacts

Company:

Simos Spyrou, Christos Begleris

Co -Chief Financial Officers

Star Bulk Carriers Corp.

c/o Star Bulk Management Inc.

40 Ag. Konstantinou Av.

Maroussi 15124

Athens, Greece

Email: info@starbulk.com

www.starbulk.com

Investor Relations / Financial Media:

Nicolas Bornozis

President

Capital Link, Inc.

230 Park Avenue, Suite 1540

New York, NY 10169

Tel. (212) 661-7566

E-mail: starbulk@capitallink.com

www.capitallink.com